Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S‑1/A of Silexion Therapeutics Corp of our report dated March 17, 2026, except for the effects of the reverse share split effected May 28, 2026 as discussed in note 1e to the consolidated financial statements, as to which the date is August 7, 2026 relating to the financial statements of Silexion Therapeutics Corp, which appears in in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
August 10, 2026